Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: Corey Henry
Email: InvestorRelations@pmi.com	Email: Corey.Henry@pmi.com
Stamford, CT: +1 (203) 905 2413	Stamford, CT: +1 (203) 905 2410
Lausanne: +41 (0)58 242 4500

Philip Morris International Increases Dividend by 8.8%
to Annualized Rate of $6.40 per Share

STAMFORD, CT, September 18, 2026 – The Board of Directors of Philip Morris International Inc. (PMI) (NYSE: PM) has increased the company’s regular quarterly dividend by 8.8% to an annualized rate of $6.40 per share.
The new quarterly dividend of $1.60 per share, up from $1.47 per share, is payable on October 26, 2026, to shareholders of record as of October 2, 2026. The ex-dividend date is October 2, 2026.
PMI has increased its annual dividend every year since becoming a public company in 2008, representing a total increase of 248%, or a compound annual growth rate of 7.2%.
For additional dividend information, see www.pmi.com/dividend.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in over 105 markets, and as of December 31, 2025, PMI estimates they were used by over 43 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for approximately 42% of PMI’s second-quarter 2026 total net revenues. Since 2008, PMI has invested over $16 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for legal age adults who would otherwise smoke or use other nicotine-containing consumer products, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus, ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables, General snus and 20 ZYN nicotine pouch variants also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA in their respective categories. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness areas. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.